Exhibit 10.2

Exhibit 10.2 - Director Compensation

     The Board of the Bank authorized an increase in directors' fees for Board member services from $1,850 to $2,000 per month effective January 1, 2008. Fees will not be paid to any member not in attendance beginning with the second missed meeting in any calendar year.

     The Boards of the Company or the Bank, as applicable, also authorized an increase to $500 from $400 per month for members of each committee of the following committees: audit (Company committee) and loan (Bank committee).